Exhibit 99.1

Innovative International Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

Dana Point, CA – October 26, 2021 – Innovative International Acquisition Corp. (the “Company”) announced today that it priced its initial public offering of 20,000,000 units at $10.00 per unit. The units are expected to be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “IOACU” beginning on October 27, 2021. Each unit consists of one Class A ordinary share and one-half of one full redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “IOAC” and “IOACW,” respectively.

The offering is expected to close on October 29, 2021, subject to customary closing conditions.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer technology, healthcare, information technology services or enterprise software as a service (SaaS) sector. The management team is led by Dr. Mohan Ananda, Madan Menon, and Elaine Price.

Cantor Fitzgerald & Co. is acting as the sole book-running manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 5th Floor New York, New York 10022, Email: prospectus@cantor.com.

The registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering, the closing of such offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Investor Contact:
Dr. Mohan Ananda
Chief Executive Officer, Innovative International Acquisition Corp.
contact@innovativeacquisitioncorp.com